Exhibit 99.1

Dollar Tree Announces Planned Leadership Succession
~ Bob Sasser Elevated to the Role of Executive Chairman ~
~ Gary Philbin Promoted to President and Chief Executive Officer and Appointed to Board ~
~ Macon Brock to Remain on Board of Directors; Named Chairman Emeritus ~

CHESAPEAKE, Va. - September 18, 2017 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores today announced that, as part of its planned leadership succession, Bob Sasser, the Company’s Chief Executive Officer since 2004, will assume the role of Executive Chairman of the Board effective September 18, 2017.

Mr. Sasser, age 65, joined Dollar Tree in 1999 as Chief Operating Officer. He was promoted to President and Chief Operating Officer in 2001, and to President and Chief Executive Officer in 2004.

During Bob Sasser’s tenure, Dollar Tree has grown from a company with 18,000 employees; fewer than 1,200 stores in 33 states; four distribution centers; and less than $1 billion in annual sales to a Fortune 150 company with nearly 180,000 employees; more than 14,500 retail stores; and an international supply chain with 24 distribution centers across North America. For 2017, revenues are projected to exceed $22 billion. The Company completed six acquisitions during Sasser’s tenure, including the $9.1 billion acquisition of Family Dollar Stores, Inc. in 2015. Dollar Tree’s market capitalization has grown from approximately $2.3 billion to $19.8 billion during this time.

“I am extremely proud of our Company and especially the 180,000 associates that work hard, delivering value and convenience to millions of customers every day. Our people make Dollar Tree and Family Dollar stores among the best retailers in North America,” stated Mr. Sasser. “We have built a solid and scalable infrastructure. We have room to grow and tremendous opportunities to serve more customers in more ways, while increasing returns for our long-term shareholders. Our Company’s future has never been brighter!”

Effective September 18, 2017, Gary Philbin, Enterprise President, was promoted to President and Chief Executive Officer of Dollar Tree, Inc. and appointed to the Board of Directors.

Mr. Philbin, age 60, joined Dollar Tree in 2001 as Senior Vice President of Stores. He was promoted to Chief Operating Officer in 2007, and to President and Chief Operating Officer in 2013. In July 2015, Mr. Philbin assumed the role of President and Chief Operating Officer of Family Dollar upon its acquisition by Dollar Tree. In January 2017, Mr. Philbin was promoted to Enterprise President with responsibilities for both Dollar Tree and Family Dollar banners.

Mr. Sasser stated, “Gary has been a tremendous business partner to me for the past fifteen years. We share the same values, have a common vision for Dollar Tree’s future, and are aligned on strategic initiatives and priorities to achieve the Company’s business goals. Succession planning has been an important part of Dollar Tree’s organizational efforts and culture for many years. Working with our Board of Directors, I have been planning leadership succession for some time and we are confident this will be a seamless transition, both inside and outside of the Company. Our Board of Directors and leadership team have complete confidence in Gary’s ability to lead Dollar Tree through its next phases of growth.”

“Bob has led Dollar Tree to industry-leading returns for shareholders and success for all of our stakeholders,” stated Mr. Philbin. “Bob’s vision has transformed Dollar Tree from a small, regional retailer to a world class, Fortune 150 Company across the United States and Canada. Our retail business model can operate successfully in tough times and good times, as we have demonstrated under Bob’s leadership as CEO.”

Mr. Philbin continued, “I am honored to lead 180,000 dedicated associates that have made the Dollar Tree and Family Dollar brands the trusted solution for so many of our customers’ needs. They live our vision to serve and delight our customers every day. We have a strong, dedicated and capable leadership team in place to grow and improve both banners for many years. We look forward to driving our performance, delivering value to long-term shareholders and providing opportunity for our many associates across the U.S. and Canadian markets.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 150 Company, now operates more than 14,500 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our infrastructure, growth prospects, future financial and operating results, shareholder return, and leadership transition. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 28, 2017 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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